[Letterhead of Dorsey & Whitney LLP]
Exhibit 5-a
June 28, 2006
ADC Telecommunications, Inc.
13625 Technology Drive, Inc.
Eden Prairie, MN 55344
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as external legal counsel to ADC Telecommunications, Inc., a Minnesota corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by the Company of shares of its common stock, par value $0.20 per share (the “Common Stock”) in connection with the Company’s proposed business combination with Andrew Corporation, a Delaware corporation (“Andrew”), pursuant to that certain Agreement and Plan of Merger, dated as of May 30, 2006, by and among the Company, Hazeltine Merger Sub, Inc. and Andrew (the “Merger Agreement”).
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed the approval by the shareowners of the Company of the issuance of the Common Stock at the special meeting of shareowners of the Company.
     Based on the foregoing, we are of the opinion that the shares of Common Stock registered on the Registration Statement have been duly authorized by all requisite corporate action on behalf of the Company and, when issued upon completion of the merger contemplated by the Merger Agreement in accordance with, and upon satisfaction of the conditions set forth in, the Merger Agreement, will be validly issued, fully paid and nonassessable.
     Our opinions expressed above are limited to the Minnesota Business Corporations Act.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP